Exhibit 99.1

American Public Education Reports First Quarter 2009 Results

Net Income Increases 53% in First Quarter 2009 Compared to the Prior Year Period

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--May 7, 2009--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter ended March 31, 2009.

Recent Highlights:

  The Company announced net course registrations of approximately 46,650 in the first quarter of 2009, a year-over-year increase of 41%.
  Net course registrations from new students in the first quarter of 2009 increased to approximately 10,500, an increase of 40% over the same period of 2008.
  As of March 31, 2009, a total of approximately 49,600 students were enrolled in American Public University System.
  American Public Education reported first quarter 2009 revenues increased 43% to $33.2 million, compared to $23.2 million in the first quarter of 2008.
  Income from operations before interest income and income tax in the first quarter of 2009 increased 58% to $8.7 million, compared to $5.5 million in the same period of 2008. Operating margin in the first quarter of 2009 increased to 26.3%, compared to 23.5% in the first quarter of 2008.
  Net income for the first quarter of 2009 increased 53% to $5.2 million or $0.28 per diluted share, compared to $3.4 million or $0.18 per diluted share in the same period of 2008. The weighted average diluted shares outstanding for the first quarter of 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

Wallace E. Boston, Jr., Chief Executive Officer of American Public Education, Inc., stated, “We believe our success is directly attributable to an unyielding commitment to our students before, during and after their enrollment at American Public University System. What that means in practical terms is affordable tuition, a highly-interactive instructional model, and a customer-oriented student experience.

“As an important part of our dedication to quality, we regularly test and assess student outcomes, evaluate student satisfaction, and rely on this information to continually improve our programs and enhance the value of our degrees,” added Mr. Boston. “We believe our strategy translates into a valuable experience for our students and graduates, a strong financial performance for our shareholders, and a business that addresses America’s need for a well-educated population through a high commitment to affordability, access and proven results.” The American Public University System is a member of the Higher Learning Commission's Assessment Academy and is also a member of the Transparency by Design initiative.

American Public University System uses a variety of assessment activities designed to improve academic programs as well as to document and enhance student learning. American Public University System publishes the details of its continuous assessment activities at http://www.apus.edu/Learning-Outcomes-Assessment/.

Financial and Other Results:

Total revenues for the first quarter of 2009 increased 43% to $33.2 million, compared to total revenues of $23.2 million in the first quarter of 2008. Income from operations before interest income and income tax in the first quarter of 2009 increased 58% to $8.7 million, compared to $5.5 million in the same period of 2008. Operating margin in the first quarter of 2009 increased to 26.3%, compared to 23.5% in the first quarter of 2008. Stock-based compensation expense reduced operating income by $535,000 in the first quarter of 2009 and $377,000 in the first quarter of 2008.

Net income for the first quarter of 2009 increased 53% to $5.2 million or $0.28 per diluted share, which includes $346,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $3.4 million or $0.18 per diluted share for the first quarter of 2008, including $249,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the first quarter of 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

Total cash and cash equivalents at March 31, 2009 were $53.0 million with no long-term debt. Cash from operations for the three months ended March 31, 2009 was $6.3 million, compared to $7.0 million in the same period of 2008. Capital expenditures were $1.8 million for the three months ended March 31, 2009, which compares to $2.2 million in capital expenditures in the same period of 2008. Depreciation and amortization was $1.3 million for the three months ended March 31, 2009 and $0.9 million for the same period of 2008.

Net Course Registrations and Student Enrollment:
For the three months ended March 31,
	2008	2009	% Change
Net Course Registrations from New Students	7,500	10,500	40%
Net Course Registrations	33,100	46,650	41%

As of March 31,
	2008	2009	% Change
Total Student Enrollment	33,000	49,600	50%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Second Quarter 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 11,350 and net course registrations of approximately 46,600 in the quarter ending June 30, 2009.
  The Company’s second quarter 2009 revenue is expected to be between $33.8 million and $35.0 million.
  The Company estimates that second quarter 2009 net income, including stock-based compensation expense, will be between $4.8 million and $5.2 million or between $0.25 and $0.27 per diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million shares in the three month period ending June 30, 2009.

Full Year 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of 50,200 or more and total net course registrations of 202,500 or more in the twelve month period ending December 31, 2009.
  The Company expects full year 2009 revenues to be between $147 million and $151 million.
  The Company estimates that full year 2009 net income, including stock-based compensation expense, will be between $22.9 million and $23.9 million or between $1.19 and $1.26 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 19.0 and 19.2 million shares in the twelve month period ending December 31, 2009.

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 49,500 part-time students who live and work in all 50 states and more than 100 countries; and offers 74 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2009 Outlook" and “Second Quarter 2009 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)

Revenues	$33,161	$23,241
Costs and expenses:
Instructional costs and services	12,743	9,912
Selling and promotional	4,331	2,177
General and administrative	6,056	4,803
Depreciation and amortization	1,297	898

Total costs and expenses	24,427	17,790

Income from operations before interest income and income taxes	8,734	5,451
Interest income, net	11	242

Income from operations before income taxes	8,745	5,693
Income tax expense	3,507	2,288

Net income	$5,238	$3,405

Net Income per common share:
Basic	$0.29	$0.19

Diluted	$0.28	$0.18

Weighted average number of common shares:
Basic	18,055	17,736

Diluted	18,889	18,768

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA, 304-724-3722
Executive Vice President and Chief Financial Officer
OR
Christopher L. Symanoskie, 703-334-3880
Director, Investor Relations